UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 4, 2006

Loudeye Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-29583	91-1908833
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1130 Rainier Avenue South, Seattle, Washington		98144
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 832-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As we have previously reported, on July 7, 2005, Loudeye Corp. ("Loudeye") received a notice from The Nasdaq Stock Market ("Nasdaq") that Loudeye’s common stock is subject to delisting from the Nasdaq SmallCap Market as a result of failure to comply with the $1.00 per share bid price requirement for 30 consecutive days as required by Nasdaq Marketplace Rule 4310(c)(4) (the "Rule"). In the notice, Nasdaq informed us that we would be provided a grace period of 180 calendar days, or until January 3, 2006, to regain compliance. Nasdaq also informed us in the notice that Loudeye may qualify for an additional 180 day grace period if, as of January 3, 2006, Loudeye were in compliance with the other initial inclusion criteria of the Nasdaq SmallCap Market (other than the minimum bid price requirement).

On January 4, 2006, Loudeye received a further notice from Nasdaq noting that Loudeye had not regained compliance with the minimum bid price rule as of January 3, 2006. However, the Nasdaq notice also stated that as of January 3, 2006, Loudeye met all the initial inclusion criteria in Nasdaq Marketplace Rule 4310(c) (except for the bid price). As a result, Loudeye has been provided an additional 180 day calendar compliance period, or until July 3, 2006, to regain compliance with Nasdaq minimum bid price requirements. According to the Nasdaq notice, if at anytime before July 3, 2006, the bid price of Loudeye’s common stock closes at $1.00 per share or more for 10 consecutive days, the Nasdaq staff will provide us written notification that Loudeye has regained compliance with the Rule.

Loudeye's board of directors and stockholders have approved an amendment to Loudeye’s Certificate of Incorporation to effect a reverse stock split of Loudeye’s authorized and issued and outstanding Common Stock at ratios of one-for-two, one-for-three, one-for-four, one-for-five, one-for-six, one-for-seven, one-for-eight, one-for-nine or one-for-ten. The board of directors may elect to effect a reverse stock split at any one of these ratios at any time before the 2006 annual meeting of Loudeye's stockholders.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.

January 4, 2006	By:	Chris J. Pollak

Name: Chris J. Pollak
Title: Chief Financial Officer